Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

AtheroNova, Inc.

We consent to the inclusion to the previously filed Registration Statements on Form S-8 (File Nos. 333-169798 and 333-190009) of our report dated February 27, 2014, relating to the consolidated financial statements of AtheroNova, Inc. and its subsidiary as of December 31, 2013 and for the years ended December 31, 2013 and 2012, which appear in the AtheroNova Inc. Annual Report on Form 10-K for the fiscal years ended December 31, 2013 and 2012. We also consent to the reference to our firm under the caption “Experts”.

/s/Weinberg & Company, P.A.

Weinberg & Company, P.A.

Certified Public Accountant

Los Angeles, California

February 27, 2014